News Release

CONTACTS:

Company:	Investor Relations:
George R. Kirkland	Deborah K. Pawlowski
Executive Vice President, CFO and Treasurer	Kei Advisors LLC
Phone: (229) 873-3830	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation Reports 13% Increase in Net Income
for the 2016 Third Quarter

MOULTRIE, GEORGIA, October 25, 2016 -- Southwest Georgia Financial Corporation (the “Corporation”) (NYSE MKT: SGB), a full-service community bank holding company, today reported its results of operations for the third quarter ended September 30, 2016.

“Our performance was strong in the quarter as double-digit growth in loans and deposits drove a 13% increase in net income,” commented DeWitt Drew, President and CEO. “We continue to achieve excellent results from our market expansion, which is making a significant contribution to our higher loan originations and healthy pipeline. In consideration of our increased earnings power, solid balance sheet, and excellent asset quality, the board recently increased the quarterly dividend by 10%, reflecting our long-time commitment to returning earnings to shareholders.”

Third Quarter and Nine-Month Income Highlights

•         Third quarter net income increased 13% to $973 thousand, or $0.38 per diluted share, from $857 thousand, or $0.33 per diluted share. Net interest income improved 12% to $4.0 million when compared with last year’s third quarter due primarily to higher interest income and fees on loans.

•         For the nine months ended September 30, 2016, net income was $3.0 million, or $1.19 per diluted share, up 20% from $2.5 million, or $0.99 per diluted share, for the same period in 2015. Net interest income was up $1.3 million, or 12%, year-over-year to $11.8 million, more than offsetting increased personnel expenses due to expansion in Tifton and Valdosta.

Balance Sheet Trends and Asset Quality

•         Total assets at quarter-end were $443.0 million, up 13% from $392.0 million at September 30, 2015. The increase in assets and change in asset mix reflects loan growth that was funded by increased deposits, reallocated funds from the investment portfolio, and an increase in Federal Home Loan Bank borrowings.

•         Total loans increased $48.1 million, or 20%, to $287.0 million from the third quarter 2015 and were up over 14% from year-end 2015.

•         Total deposits were up $41.5 million, or 13%, to $364.3 million at September 30, 2016, compared with the prior year. While deposit growth lagged loan growth, noninterest-bearing deposits increased over 25% to $119.0 million year-over-year and 17% since year end. Noninterest-bearing deposit growth was primarily in commercial and business accounts.

•         Nonperforming loans were $352 thousand at the end of the third quarter, down $1.0 million from a year ago.

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Capital Management

•         Tangible book value per share at September 30, 2016, was $15.33, up from $14.31 at September 30, 2015.

•         In September 2016, the Corporation paid a quarterly cash dividend of $0.11 per common share, a 10% increase compared with $0.10 per common share paid each quarter since the previous increase in March 2015. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 88 consecutive years.

Webcast and Conference Call

The Company will host a conference call and webcast on Tuesday, October 25, 2016 at 1:00 p.m. ET. Management will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion.

The conference call can be accessed by calling (201) 493-6725. Alternatively, the webcast can be monitored at www.sgfc.com.

A telephonic replay will be available from 4:00 p.m. ET on the day of the teleconference until Tuesday, November 1, 2016. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13645507, or access the webcast replay at www.sgfc.com/investorrelations.cfm, where a transcript will be posted once available.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $443 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Worth County and Lowndes County, and a loan production office located in Tift County. In addition to conventional banking services, the bank provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at: www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Corporation’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Important factors that could cause actual results to differ materially from those contemplated today include a change in the Corporation’s capital structure, new or expanded regulatory requirements, the success of the Corporations’ growth strategy, customer preferences, the interest rate environment and other factors described in the Corporation’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Corporation undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

Financial tables follow.

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Unaudited)
	September 30,	December 31,	September 30,
	2016	2015	2015
ASSETS
Cash and due from banks	$6,515	$6,157	$7,741
Interest-bearing deposits in banks	26,503	24,923	13,557
Certificates of deposit in other banks	0	245	1,225
Investment securities available for sale	45,338	51,476	49,589
Investment securities held to maturity	56,389	60,889	61,336
Federal Home Loan Bank stock, at cost	1,874	1,869	1,614
Loans, less unearned income and discount	287,226	250,786	239,086
Allowance for loan losses	(3,093)	(3,032)	(3,180)
Net loans	284,133	247,754	235,906
Premises and equipment	11,772	11,158	11,356
Foreclosed assets, net	127	82	0
Intangible assets	39	51	55
Bank owned life insurance	5,325	5,231	5,194
Other assets	5,015	5,020	4,648
Total assets	$443,030	$414,855	$392,221
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
NOW accounts	$32,983	$25,383	$24,823
Money market	97,975	108,226	99,128
Savings	30,834	27,721	29,774
Certificates of deposit $100,000 and over	35,393	25,189	25,354
Other time accounts	48,029	50,728	48,979
Total interest-bearing deposits	245,214	237,247	228,058
Noninterest-bearing deposits	119,042	101,769	94,714
Total deposits	364,256	339,016	322,772

Other borrowings	8,448	7,591	6,733
Long-term debt	26,886	28,476	23,333
Accounts payable and accrued liabilities	4,349	3,675	2,878
Total liabilities	403,939	378,758	355,716
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares
authorized; 4,293,835 shares issued (*)	4,294	4,294	4,294
Additional paid-in capital	31,701	31,701	31,701
Retained earnings	29,612	27,369	26,781
Accumulated other comprehensive income	(402)	(1,153)	(157)
Total	65,205	62,211	62,619
Treasury stock - at cost (**)	(26,114)	(26,114)	(26,114)
Total shareholders' equity	39,091	36,097	36,505
Total liabilities and shareholders' equity	$443,030	$414,855	$392,221

* Common stock - shares outstanding	2,547,837	2,547,837	2,547,837
** Treasury stock - shares	1,745,998	1,745,998	1,745,998

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2016*	2015*	2016*	2015*
Interest income:
Interest and fees on loans	$3,785	$3,215	$11,017	$9,424
Interest and dividend on securities available for sale	243	278	793	867
Interest on securities held to maturity	332	360	1,022	1,087
Dividends on Federal Home Loan Bank stock	22	18	68	54
Interest on deposits in banks	26	15	65	41
Interest on certificates of deposit in other banks	0	3	0	10
Total interest income	4,408	3,889	12,965	11,483

Interest expense:
Interest on deposits	243	202	676	589
Interest on other borrowings	28	19	76	47
Interest on long-term debt	141	104	430	329
Total interest expense	412	325	1,182	965
Net interest income	3,996	3,564	11,783	10,518
Provision for loan losses	45	51	115	141
Net interest income after provision for losses on loans	3,951	3,513	11,668	10,377

Noninterest income:
Service charges on deposit accounts	277	284	808	839
Income from trust services	54	52	157	190
Income from retail brokerage services	90	82	258	281
Income from insurance services	310	331	1,124	1,067
Income from mortgage banking services	89	80	272	236
Net gain (loss) on the sale or disposition of assets	0	0	0	22
Net gain on the sale of securities	57	0	169	3
Other income	183	179	596	576
Total noninterest income	1,060	1,008	3,384	3,214

Noninterest expense:
Salary and employee benefits	2,222	1,907	6,575	5,880
Occupancy expense	297	299	864	855
Equipment expense	182	227	633	664
Data processing expense	350	314	1,004	921
Amortization of intangible assets	4	4	12	12
Other operating expense	684	708	2,059	2,107
Total noninterest expense	3,739	3,459	11,147	10,439

Income before income tax expense	1,272	1,062	3,905	3,152
Provision for income taxes	299	205	873	621
Net income	$973	$857	$3,032	$2,531

Net income per share, basic	$0.38	$0.33	$1.19	$0.99
Net income per share, diluted	$0.38	$0.33	$1.19	$0.99
Dividends paid per share	$0.11	$0.10	$0.31	$0.30
Basic weighted average shares outstanding	2,547,837	2,547,837	2,547,837	2,547,837
Diluted weighted average shares outstanding	2,547,837	2,547,837	2,547,837	2,547,837

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SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At September 30	2016	2015
Assets	$443,030	$392,221
Loans, less unearned income & discount	$287,226	$239,086
Deposits	$364,256	$322,772
Shareholders' equity	$39,091	$36,505

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Performance Data & Ratios
Net income	$973	$857	$3,032	$2,531
Earnings per share, basic	$0.38	$0.33	$1.19	$0.99
Earnings per share, diluted	$0.38	$0.33	$1.19	$0.99
Dividends paid per share	$0.11	$0.10	$0.31	$0.30
Return on assets	0.89%	0.87%	0.95%	0.85%
Return on equity	9.95%	9.48%	10.61%	9.46%
Net interest margin (tax equivalent)	4.12%	4.10%	4.20%	4.04%
Dividend payout ratio	28.81%	29.72%	26.05%	30.20%
Efficiency ratio	70.96%	72.27%	70.50%	72.70%

Asset Quality Data & Ratios
Total nonperforming loans	$352	$1,359	$352	$1,359
Total nonperforming assets	$479	$1,359	$479	$1,359
Net loan charge offs	$64	$51	$54	$75
Reserve for loan losses to total loans	1.08%	1.33%	1.08%	1.33%
Nonperforming loans/total loans	0.12%	0.57%	0.12%	0.57%
Nonperforming assets/total assets	0.11%	0.35%	0.11%	0.35%
Net charge offs / average loans	0.09%	0.09%	0.03%	0.04%

Capital Ratios
Average common equity to average total assets	8.97%	9.17%	8.99%	9.02%
Common equity Tier 1 capital ratio	13.18%	14.41%	13.18%	14.41%
Tier 1 capital ratio	13.18%	14.41%	13.18%	14.41%
Tier 1 leverage ratio	9.06%	9.29%	9.06%	9.29%
Total risk based capital ratio	14.21%	15.66%	14.21%	15.66%
Book value per share	$15.34	$14.33	$15.34	$14.33
Tangible book value per share	$15.33	$14.31	$15.33	$14.31

Quarterly	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Averages	2016	2016	2016	2015	2015

Assets	$435,880	$420,685	$415,168	$407,924	$394,441
Loans, less unearned income & discount	$289,978	$279,543	$262,715	$246,353	$238,023
Deposits	$357,421	$341,569	$338,399	$337,194	$327,072
Equity	$39,110	$38,080	$37,097	$36,833	$36,154
Return on assets	0.89%	0.96%	1.01%	0.83%	0.87%
Return on equity	9.95%	10.63%	11.30%	9.16%	9.48%
Net income	$973	$1,011	$1,048	$843	$857
Net income per share, basic	$0.38	$0.40	$0.41	$0.33	$0.33
Net income per share, diluted	$0.38	$0.40	$0.41	$0.33	$0.33
Dividends paid per share	$0.11	$0.10	$0.10	$0.10	$0.10

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